EXHIBIT 99.1


  For release at 7:30 a.m., CDT

  Contact: Mark Cain (651) 639-5278

  Pentair Announces Strategic Restructuring; 1-year
  Payback Foreseen

  ST. PAUL, MN -- April 8, 1999 -- Pentair, Inc.
  (NYSE: PNR) today announced restructuring plans that will streamline operations to deliver significant cost savings and contribute to future earnings growth. A $38 million pre-tax, non-recurring charge against earnings in the first quarter of 1999 - equivalent to $.56 per share -- is expected to result in pre-tax savings of $5 million in 1999, another $26 million in 2000, and an additional $30 million in 2001.

  "Pentair continues to transform itself and raise its profitability. We have identified several major opportunities to accelerate this process, and this strategic restructuring strengthens our ability to meet our growth objectives," said Winslow H. Buxton, chairman, president, and chief executive officer.
  "Overall, we foresee a 12-month payback from the time the restructuring funds are spent to the time they are returned to the Company in the form of greater efficiencies and lower costs."

  Buxton said Pentair expects to meet or exceed analysts' consensus estimates of 59 cents per share on a pre-charge basis in the first quarter of 1999.
  The restructuring plan is in addition to, and separate from, Pentair's ongoing PACE cost-saving project, which is expected to deliver savings of $60 million through company-wide purchasing and shared services initiatives.

  "We are now more confident than ever that the pre-charge consensus estimate for 1999 of $2.86 can be achieved or exceeded, and that we can continue our growth trend at an annual rate of 15 percent or greater into the year 2000 and beyond," Buxton added.

  The restructuring plan comprises consolidation of certain operations, overhead reductions, and outsourcing of specific product lines in each of the Company's three business segments. Pentair anticipates a net reduction of approximately 700 jobs, less than seven percent of the company's global workforce.

  Pentair's Electrical and Electronic Enclosures Group already has initiated a major overhead reduction in its European enclosure businesses -- principally at the Schroff operation in Straubenhardt, Germany -- and manufacturing rationalization in its North
  American facilities. This Group will absorb $16.7 million of the charge, with anticipated savings of more than $4.0 million in the remaining quarters of 1999 and more than $9.0 million in 2000.

  The Professional Tools and Equipment Group will accelerate its already-strong performance by consolidating distribution operations, and by combining the headquarters of the two power tool businesses, Delta and Porter-Cable. In the service equipment businesses, products are being outsourced to offshore manufacturers, and the Jonesboro, Arkansas, manufacturing operation of Lincoln
  Automotive will be closed. Restructuring charges of $16.8 million in this Group will deliver anticipated savings of more than $14.0 million in 2000.

  The Water and Fluid Technologies Group will reduce the workforce at its Lincoln Industrial business and outsource some product manufacturing. Approximately
  50 percent of the company's U.S. manufacturing facility will be closed. This Group's charge will be $4.5 million, with anticipated savings of $0.4 million in late 1999 and more than $2.0 million in the year 2000.

  "The restructuring is a key element in Pentair's plans for the future. In addition to the savings being separately generated by our company-wide PACE program, these actions within our operating groups will enhance Pentair's competitive viability and build shareholder value," Buxton added. "While this decision to restructure the business will eliminate a number of positions across the company, we will treat affected employees with fairness and consideration."

  Pentair (http://www.pentair.com) is a diversified manufacturer operating in three principal markets:
  professional tools and equipment, water and fluid technologies, and electrical and electronic enclosures. Pentair brands include Delta woodworking machinery; Porter-Cable power tools; Myers,
  Fairbanks Morse, Aurora, and Hydromatic pumps; Fleck water conditioning control valves; Century, Solar, and Lincoln service equipment; Lincoln Industrial automated lubrication systems; and Hoffman and Schroff enclosures. Pentair employs 10,500 people in 56 locations around the world, and had 1998 sales of $1.9 billion.

  Any statements made about the Company's anticipated financial results are forward-looking statements subject to risks and uncertainties such as those described in the Company's Annual Report on Form 10K for the year ended December 31, 1998. Actual results may differ materially from anticipated results.